Name of Subsidiary                   Jurisdiction of Incorporation
------------------------------       -------------------------------------

ITDS Holding Company LLC                   Delaware

ITDS Intelicom Services, Inc.              Delaware

ITDS LTDA                                  Brazil

MDS, Inc.                                  Delaware